Exhibit T3A.20

Number 593833	Duplicate For File

Certificate of Incorporation

I hereby certify that

AMRYT LIPIDOLOGY LIMITED

is this day incorporated under
the Companies Act 2014,
and that the company is
a Private Company Limited by Shares.

Given under my hand at Dublin, this

Wednesday, the 30th day of November, 2016

/s/ Registrar

for Registrar of Companies